Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock, par value $.20 per share, of Hudson Valley Holding Corp. and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Joint Filing Agreement as of January 4, 2011.

/s/ Gregory F. Holcombe
Gregory F. Holcombe

/s/ Marie A. Holcombe
Marie A. Holcombe